Exhibit 99.1

July 31, 2013

Vicis Capital Master Fund

445 Park Avenue,

Suite 1043

New York, NY 10022

Attn: Manager

RE: Exercise and Amendment of the Option Agreement dated July 3, 2013 by and between Vicis Capital Master Fund and CPI Ballpark Investments Ltd (this “Letter Agreement”)

Dear Sirs:

Reference is made to that certain Option Agreement (the “Option”), dated July 3, 2013, by and between Vicis Capital Master Fund (“Vicis”) and CPI Ballpark Investments Ltd (“CPI”). Capitalized terms not herein defined shall have the meaning as set forth in the Option.

CPI and Vicis have agreed that CPI shall exercise a portion of the Option to acquire 28,000,000 Ordinary Shares of China Hydroelectric Corporation (“Exercised Shares”) from Vicis for a revised aggregate purchase price of US$19,500,000.00 (“Exercise Price”), provided that CPI shall fund such acquisition, and the closing of such acquisition shall occur, on or before July 31, 2013 (the “Closing”). By this Letter Agreement, CPI serves its Exercise Notice on Vicis with respect to the acquisition of, and hereby elects to exercise a portion of the Option for, the Exercised Shares at the Exercise Price herein agreed. Vicis shall execute and deliver at the Closing all documents, instruments and approvals, including, without limitation, instruments of transfer, necessary to evidence and effectuate the transfer of all Exercised Shares to CPI. As of the date of Closing, each of Vicis and CPI makes the representations and warranties set forth in Article III and Article IV, respectively, of that certain Agreement of Purchase and Sale, dated as of July 3, 2013, by and between CPI and Vicis, with respect to the transactions contemplated by this Letter Agreement, mutatis mutandis.

Immediately upon the Closing, the Option shall also be amended as follows:

Section 1 of the Option shall be replaced in its entirety with the below:

“1. Definition of Securities. The term “Option Shares” as used in this Agreement shall mean 6,959,893 ordinary shares (“Ordinary Shares”) of China Hydroelectric Corporation (“CHC”), together with, in each case, all securities issued in substitution of or exchange for, or on account of, any such Ordinary Shares, including, but not limited to, securities issued upon a conversion, stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, combination of shares, spinoff or otherwise.”

Section 4 of the Option shall be replaced in its entirety with the below:

“4. Purchase Price Upon Exercise of Option. Upon exercise of the Option, the purchase price payable for the Option Shares (the “Purchase Price”) shall be as follows:

(a) If the Option is exercised after July 31, 2013 but on or before September 30, 2013, the aggregate exercise price for all the Option Shares will be $5,219,919.75; or

(b) If the Option is exercised after September 30, 2013 but on or before the Termination Date (as defined below), the aggregate exercise price for all the Option Shares will be $6,959,893.00.”

Section 5 of the Option shall be amended by replacing the third sentence thereof with the below:

“The closing of each sale and purchase of Option Shares (an “Option Closing”) shall take place at a time and date mutually agreeable to Vicis and the Optionee, which shall be no later than fifteen (15) Business Days after the date that an Exercise Notice is given to Vicis, it being understood that there shall be no price adjustment or Termination Date (as defined below) during such fifteen (15) Business Day period.”

Except as expressly amended hereby, the Option is in all respects ratified and confirmed and shall remain unchanged. This Letter Agreement shall be governed exclusively by its terms and by the laws of the State of New York, and may be executed in counterparts.

[Signature page to follow]

Sincerely,

CPI Ballpark Investments Ltd

By:	/s/ Subhash C. Lallah
Name:	Subhash C. Lallah
Title:	Director

Acknowledged and Agreed:

Vicis Capital Master Fund

By:	Vicis Capital, LLC

By:	/s/ Keith W. Hughes
Name:	Keith W. Hughes
Title:	CFO

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